UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2012

Flotek Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2930 W. Sam Houston Pkwy N., Suite 300 Houston, Texas		77043
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 849-9911

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 12, 2012, Flotek Industries, Inc. (the “Company”) and its affiliates entered into the Second Amendment (the “Amendment”) to Revolving Credit and Security Agreement with PNC Bank, National Association dated as of September 23, 2011, as amended to date (the “Credit Agreement”). Under the terms of the Amendment, the Credit Agreement was amended to permit the Company to repurchase or redeem up to $25 million in shares of its common stock or preferred stock under certain circumstances, including minimum availability under the credit facility of $10 million. The description of the changes to the Credit Agreement effected by the Amendment is qualified in its entirety by reference to the copy thereof filed as Exhibit 10.1 to this Form 8-K, which is incorporated by reference.

Item 8.01	Other Events.

On November 12, 2012, the Company announced that its Board of Directors had authorized a share repurchase program allowing the Company to repurchase up to $25 million of the Company’s common stock or preferred stock. Under the program, the Company’s common stock or preferred stock may be purchased through a combination of discretionary purchases on the open market or in privately negotiated transactions as permitted under Securities Exchange Act of 1934 Rule 10b-18 . The amount of shares purchased and the timing of the purchases will depend on a number of factors, including trading price, trading volume and general market conditions, as well as on working capital requirements, general business conditions and other factors. Attached hereto as Exhibit 99.1 and incorporated by reference herein is the press release announcing the share repurchase program.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Second Amendment to Revolving Credit and Security Agreement dated November 12, 2012.

99.1	Press release dated November 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: November 14, 2012	/s/ Johnna D. Kokenge
Johnna D. Kokenge
Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Second Amendment to Revolving Credit and Security Agreement dated November 12, 2012.

99.1	Press release dated November 12, 2012.